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                                                                    EXHIBIT 10.1

                            CERTIFICATE OF AMENDMENT
                                       OF
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                MATRITECH, INC.

      Matritech, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

      FIRST: That the Board of Directors of the Corporation, at a meeting of the Board of Directors held on March 15, 2004, duly adopted the following resolution setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation, as amended, of the Corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED:  That the following proposed amendment and restatement of the first paragraph of Article FOURTH of the Corporation's Amended and Restated Certificate of Incorporation, as amended, increasing the number of shares of the Corporation's Common Stock authorized for issuance from 60,000,000 shares to 90,000,000 shares be, and it hereby is, approved and be recommended to the stockholders of the Corporation for approval at the next Annual Meeting of Stockholders as being advisable and in the best interests of the Corporation:

      "FOURTH. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 94,000,000 shares, consisting of 90,000,000 shares of Common Stock with a par value of $.01 per share (the "Common Stock") and 4,000,000 shares of Preferred Stock with a par value of $1.00 per share (the "Preferred Stock")."

      SECOND: That the stockholders of the Corporation duly approved such amendment at the Annual Meeting of Stockholders held on June 11, 2004 in accordance with the provisions of Section 211 of the General Corporation Law of the State of Delaware and with Article 1, Section 1.2, of the Amended and Restated By-Laws of the Corporation.

      THIRD: That such amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and with Article NINTH, Section 9 and Article TENTH of the Corporation's Amended and Restated Certificate of Incorporation, as amended.

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      IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Stephen D. Chubb, Chairman and Chief Executive Officer, and attested to by Patricia Randall, Secretary, this 11th day of June, 2004.

                                        MATRITECH, INC.

                                        By: /s/ Stephen D. Chubb
                                            -----------------------------------
                                            Stephen D. Chubb
                                            Chairman and Chief Executive Officer

ATTEST:

/s/ Patricia Randall
------------------------------
Patricia Randall
Secretary

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